Exhibit 10.50

AGREEMENT
THIS AGREEMENT is made and entered into as of the 14th day of October, 2019, by and between LYDALL, INC., a Delaware corporation and/or its subsidiaries (together the "Company"), and Robert Junker (the "Employee").

W I T N E S S E T H

WHEREAS, the Company and the Employee (the "Parties") have agreed to enter into this agreement (the "Agreement) relating to the termination of the employment of the Employee;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.Termination of Employment by the Company.

1.1    Termination by the Company Other Than For Cause. The Company may terminate the Employee's employment at any time other than for Cause (as defined in Section 1.2), by giving the Employee a written notice of termination at least 30 days before the date of termination (or such lesser notice period as the Employee may agree to). In the event of such a termination of employment pursuant to this Section 1.1, the Employee shall be entitled to receive (i) the benefits described in Section 3 if such termination of employment does not occur within 18 months following a "Change of Control" (as defined in Section 5), or (ii) the benefits described in Section 4 if such termination of employment occurs within 18 months following a Change of Control.

1.2    Termination for Cause. The Company may terminate the Employee's employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud by the Employee relating to the performance of his services to the Company; (ii) a breach by the Employee of his duties or responsibilities under this Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) the Employee's conviction of a felony or any crime involving moral turpitude; (iv) the Employee's material failure (for reasons other than death or Disability) to perform his duties under this Agreement or insubordination (defined as refusal to execute or carry out directions from the Board or its duly appointed designees) where the Employee has been given written notice of the acts or omissions constituting such failure or insubordination and the Employee has failed to cure such conduct, where susceptible to cure, within ten days following such notice; or (v) a breach by the Employee of any provision of any material policy of the Company or of his obligations under the confidentiality, non-competition and invention ownership agreement executed by the Employee and attached hereto as Exhibit A (the "Confidentiality Agreement"). The Company shall exercise its right to terminate the Employee's employment for Cause by giving the Employee written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Employee's employment for Cause, the Employee shall be entitled to receive only (i) his base salary earned through the date of such termination of employment plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment, such base salary to be paid in a lump sum no later than the next payroll date following the Employee's date of termination to the extent not previously paid, (ii) any other compensation and benefits to the extent actually earned by the Employee under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid and (iii) any reimbursement amounts owing.

2.    Termination of Employment by the Employee. The Employee may terminate his employment at any time and for any reason by giving the Company a written notice of termination to that effect at least 30 days before the date of termination (or such lesser notice period as the Company may agree to); provided, however, that the Company following receipt of such notice from the Employee may elect to have the Employee's employment terminate immediately following its receipt of such notice. In the event of the Employee's termination of his employment, the Employee shall be entitled to receive only (i) his base salary earned through the date of such termination of employment plus his base salary for the period of vacation time earned but not taken for the year of termination of employment, such base salary to be paid in a lump sum no later than the next payroll date following the Employee's date of termination to the extent not previously paid, (ii) any other compensation and benefits to the extent actually earned by the Employee under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid, and (iii) any reimbursement amounts owing.

3.    Benefits Upon Termination Without Cause (No Change of Control). If (a) the Employee's employment hereunder shall terminate because of termination by the Company pursuant to Section 1.1 and (b) such termination of employment does not occur within 18 months following a Change of Control of the Company, the Employee shall be entitled to the following:

(a)    The Company shall pay to the Employee his base salary earned through the date of such termination of employment in a lump sum no later than the next payroll date following the Employee's date of termination to the extent not previously paid, and any other compensation and benefits to the extent actually earned by the Employee under any benefit plan or program of the Company as of the date of such termination of employment, any such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid.

(b)    The Company shall pay the Employee any reimbursement amounts owing.

(c)    The Company shall pay to the Employee one (1) times the sum of (i) the Employee's annual rate of base salary in effect immediately preceding his termination of employment, and (ii) the average of his annual bonuses earned under the Company's annual bonus plan for the three calendar years preceding his termination of employment (or, if the Employee was not eligible for a bonus in each of those three calendar years, then the average of such bonuses for all of the calendar years in such three-year period for which he was eligible), with any deferred bonuses counting for the year earned rather than the year paid (the "Severance Benefit"). The Severance Benefit shall be paid in equal installments over a twelve (12) month period at the same intervals that salary payments are normally made by the Company; provided that, if at the time of the Employee's termination of employment, (i) the Employee is a "specified employee" (a "Specified Employee") as defined in subsection (a)(2)(B)(i) of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the Severance Benefit is subject to the provisions of Code Section 409A, then the portion of the Severance Benefit that is subject to Code Section 409A shall be paid as provided in Section 8.15, below.

(d)    If the Employee elects to continue coverage under the Company's health plan pursuant to COBRA, then for the period beginning on the date of the Employee's termination of employment and ending on the earlier of (i) the date which is 12 months after the date of such termination of employment or (ii) the date the Employee becomes eligible for health insurance benefits under the group health plan of another employer, the Company will pay the same percentage of the Employee's premium for COBRA coverage for the Employee and, if applicable, his spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed members of management generally. In addition, for the period beginning on the date of the Employee's termination of employment and ending on the earlier of (i) the date which is 12 months after the date of such termination of employment or (ii) the date on which the Employee becomes eligible for life insurance benefits from another employer, the Company will continue to provide the executive life insurance benefits that the Company would have provided to the Employee if the Employee had continued in employment with the Company for such period, but only if the Employee timely pays the portion of the premium for such coverage that members of management of the Company generally are required to pay for such coverage, if any. The Employee shall notify the Company promptly if he, while eligible for benefits under this subsection (d), becomes eligible to receive health and/or life insurance benefits from another employer. In the event that the Employee's participation in the Company's group life insurance plan is barred, the Company shall arrange to provide the Employee with comparable life insurance coverage to the extent available at a cost not to exceed 125% of the cost of the group life insurance coverage offered through the Company's group life insurance plan; provided that the Employee shall pay the same proportionate share of the premium for such coverage that members of senior management of the Company generally are required to pay for group life insurance coverage under the Company's group life insurance plan, if any.

(e)    The Company will pay to the outplacement services provider reasonably selected by the Employee an amount not to exceed $10,000 for outplacement services costs incurred by Employee within the twelve months following the Employee's termination of employment.

(f)    The Company's obligation to provide the severance benefits set forth in Sections 3(c), (d) and (e) upon the Employee's termination of employment without Cause, which does not occur within 18 months following a Change of Control, is subject to the Employee's execution without revocation of a valid release in substantially the form attached to this Agreement as Exhibit B (the "Release").

4.    Benefits Upon Termination Without Cause (Change of Control). If (a) the Employee's employment hereunder shall terminate because of termination by the Company pursuant to Section 1.1 and (b) such termination of employment occurs within 18 months following a Change of Control of the Company, the Employee shall be entitled to the following:

(a)    The Company shall pay to the Employee his base salary earned through the date of such termination of employment in a lump sum no later than the next payroll date following the Employee's date of termination to the extent not previously paid, and any other compensation and benefits to the extent actually earned by the Employee under any benefit plan or program of the Company as of the date of such termination of employment, any such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid.

(b)    The Company shall pay the Employee any reimbursement amounts owing.

(c)    The Company shall pay to the Employee as a severance benefit an amount equal to two (2) times the sum of (i) his annual rate of base salary in effect immediately preceding his termination of employment, and (ii) the average of his three highest annual bonuses earned under the Company's annual bonus plan for any of the five calendar years preceding his termination of employment (or, if the Employee was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Employee was eligible), with any deferred bonuses counting for the year earned rather than the year paid (the "COC Severance Benefit"). The COC Severance Benefit shall be paid in a lump sum within thirty (30) days after the date of such termination of employment; provided that, if at the time of the Employee's termination of employment, (i) the Employee is a Specified Employee, and (ii) the COC Severance Benefit is subject to the provisions of Code Section 409A, then the portion of the COC Severance Benefit that is subject to Code Section 409A shall be paid as provided in Section 8.15, below.

(d)    The Company shall pay to the Employee as a bonus for the year of termination of his employment an amount equal to a portion (determined as provided in the next sentence) of the Employee's target bonus opportunity under the Company's annual bonus plan for the calendar year of termination of the Employee's employment or, if none, such portion of the bonus awarded to the Employee under the Company's annual bonus plan for the calendar year immediately preceding the calendar year of the termination of the Employee's employment, with deferred bonuses counting for the year earned rather than the year paid. Such portion shall be determined by dividing the number of days of the Employee's employment during such calendar year up to his termination of employment by 365 (366 if a leap year). Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Employee shall have no right to any further bonuses under said plan; provided that, if at the time of the Employee's termination of employment, the Employee is a Specified Employee, then such payment shall be made in a lump sum on the date that is six (6) months after the date of such termination of employment, and the Employee shall have no right to any further bonuses under said plan.

(e)    If the Employee elects to continue coverage under the Company's health plan pursuant to COBRA, then for the period beginning on the date of the Employee's termination of employment and ending on the earlier of (i) the date which COBRA coverage ends but not to exceed 24 months after the date of such termination of employment or (ii) the date the Employee becomes eligible for comparable benefits from another employer, the Employee (and, if applicable, the Employee's spouse and dependent children) shall remain covered by the medical, dental, executive life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, executive long-term disability plans of the Company that covered the Employee immediately prior to his termination of employment as if the Employee had remained in employment for such period; provided, however, that the coverage under any such plan is conditioned on the timely payment by the Employee (or his spouse or dependent children) of the portion of the premium for such coverage that actively employed members of senior management of the Company generally are required to pay for such coverage. In the event that the Employee's participation in any such plan is barred, the Company shall arrange to provide the Employee (and, if applicable, his spouse and dependent children) with comparable benefits to the extent available at a cost not to exceed 125% of the cost of providing benefits to the Employee under the Company's plan or plans. The Employee shall notify the Company promptly if he, while eligible for benefits under this subsection (e) becomes eligible to receive benefits from another employer.

(f)    Each stock option granted by the Company to the Employee and outstanding immediately prior to termination of his employment shall be fully vested and immediately exercisable and may be exercised by the Employee (or, following his death, by the person or entity to which such option passes) at any time prior to the expiration date of the applicable option (determined without regard to any earlier termination of the option that would otherwise occur by reason of termination of his employment). Each restricted stock award granted by the Company to the Employee and outstanding immediately prior to termination of the Employee's employment shall be fully vested upon such termination of employment.

(g)    The Company will pay to the outplacement services provider reasonably selected by the Employee an amount not to exceed $10,000 for outplacement services costs incurred by Employee within the twelve months following the Employee's termination of employment.

(h)    The Company shall promptly pay all reasonable attorneys' fees and related expenses incurred by the Employee in seeking to obtain or enforce any right or benefit under this Section 4 or to defend against any claim or assertion in connection with this Section 4, but only if and to the extent that the Employee substantially prevails.

(i)    The Company will pay to the Employee an automobile allowance, in an amount equal to the Employee's monthly allowance at the time of termination, each month for 24 months following termination of the Employee's employment; provided that, if at the time of the Employee's termination of employment, the Employee is a Specified Employee, then fifty percent (50%) of the automobile allowance shall be paid in a lump sum on the date that is six (6) months after the date of termination, and the remaining fifty percent (50%) of the automobile allowance shall be paid in six (6) equal monthly installments, beginning in the seventh month following the date of termination.

(j)    The Company's obligation to provide the severance benefits set forth in Sections 4(c), (d), (e), (f), (g), (h) and (i) upon the Employee's termination of employment without Cause within 18 months following a Change of Control is subject to the Employee's execution of the Release.

5.    Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to occur upon the consummation of any of the following events: (a) any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company or any subsidiary of the Company) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; (b) Current

Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a "Current Director" shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company's shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) (i) the complete liquidation of the Company or (ii) the merger or consolidation of the Company, other than a merger or consolidation in which (x) the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of the Company; or (d) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Company.

6.    Golden Parachute Excise Tax.

(a)    In the event that any payment or benefit received or to be received by the Employee pursuant to this Agreement or any other plan, program or arrangement of the Company or any of its affiliates would constitute an "excess parachute payment" within the meaning of Section 280G of the Code ("Excess Parachute Payment"), then the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Employee under this Agreement constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which the Employee would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Employee resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plan, program or arrangement of the Company or any of its affiliates), it is determined that payments under this Agreement have been reduced by more than the minimum amount required to prevent any payments from constituting an Excess Parachute Payment, then an additional payment shall be promptly made to the Employee in an amount equal to the additional amount that can be paid without causing any payment to constitute an Excess Parachute Payment.

(b)    All determinations required to be made under this Section 6 shall be made by a nationally recognized independent accounting firm mutually agreeable to the Company and the Employee (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and the Employee as requested by the Company or the

Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Employee as incurred or billed by the Accounting Firm. All determinations made by the Accounting Firm pursuant to this Section 6 shall be final and binding upon the Company and the Employee.

(c)    To the extent any payment or benefit is to be reduced pursuant to this Section 6, the severance payment described in Section 3(c) or 4(c) will first be reduced and then the bonus described in Section 4(d), in each case only to the extent necessary.

7.    Entitlement to Other Benefits. Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Employee or his spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company; provided that the Employee shall not be eligible to receive any benefits under any circumstances under any severance plan or policy of the Company.

8.    General Provisions.

8.1    No Duty to Seek Employment. The Employee shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Employee hereunder shall be reduced or suspended if the Employee accepts subsequent employment, except as expressly set forth herein.

8.2    Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Employee and any deductions and withholdings required by law.

8.3    Notices. All notices, demands, requests, consents, approvals or other communications (collectively "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or sent by overnight mail addressed as follows:

To the Company:	Lydall, Inc. P.O. Box 151 One Colonial Road Manchester, CT 06045-0151 Attn: Chief Executive Officer

To the Employee:	Robert Junker
at the most recent address shown on the payroll records of the Company or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given when so delivered personally or sent by facsimile transmission, or, if sent by overnight mail, on the day after the date of mailing.

8.4    No Disparagement. The Employee shall not during the period of his employment with the Company, nor following the date of termination of his employment for any reason, publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, or any of its subsidiaries or affiliates or any of their shareholders, directors, officers, employees or agents. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. The Employee agrees that the terms of this Section 8.4 shall survive the term of this Agreement and the termination of the Employee's employment.

8.5    Proprietary Information and Inventions. The Confidentiality Agreement is incorporated by reference in this Agreement, and the Employee agrees to continue to be bound thereby.

8.6    Covenant to Notify Management. The Employee agrees to abide by the ethics policies of the Company as well as the Company's other rules, regulations, policies and procedures. The Employee agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Employee is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Employee agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Employee understands that the Employee is precluded from filing a complaint with any governmental agency or court having jurisdiction over wrongful conduct unless the Employee has first notified the Company of the facts and permits it to investigate and correct the concerns.

8.7    Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.8    Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by (a) the Company's successors and assigns and (b) the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

8.9    Successors. The Company will require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.

8.10 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 8.10, the Company may assign or delegate its rights, duties and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company or one of its subsidiaries through merger, consolation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company or one of its subsidiaries without the Employee's consent.

8.1    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the conflicts of law provisions thereof.

8.2    Statute of Limitations. The Employee and the Company hereby agree that there shall be a one year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Employee's employment by the Company. If such a claim is filed more than one year subsequent to the Employee's last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.

8.3    Right to Injunctive and Equitable Relief. The Employee's obligations under Section 9.4 are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Employee breaches such obligations. Therefore, the Employee expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Employee and the rights and remedies of the Company under Section 8.4 and this Section 8.13 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law. The Employee agrees that the terms of this Section 8.13 shall survive the term of this Agreement and the termination of the Employee's employment.

8.4    Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.5    Section 409A of the Code.

(a)    If (i) the Employee is determined to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), (ii) any amounts payable under this Agreement are subject to Code Section 409A, and (iii) such amounts are payable on the Employee’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), then such amounts will be payable on a monthly basis after Employee’s termination of employment (or, if earlier, the date of death of Employee).  Payments under this Section to which an Employee would otherwise be entitled during the first six (6) months following Employee’s termination date will be accumulated and paid on the day that is six (6) months after the termination date.

     (b)     Any taxable reimbursements under this Agreement will be made no later than the end of the calendar year following the calendar year the expense was incurred. For purposes of complying with Section 409A: (i) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during a subsequent calendar year; and (ii) such reimbursement benefit or rights or in-kind benefits may not be exchanged or substituted for another form of compensation to the Employee.

(c)     Any severance payments due as a result of Employee’s termination of employment with the Company will be made only upon a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

(d)     In no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A. The Employee hereby acknowledges that she or he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Employee of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable state tax law. The Employee hereby agrees to bear the entire risk of any such adverse federal and state tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Code Section 409A, and that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable state income tax laws.

8.6    Obligation to Resign upon Termination The Employee must resign from any office held in the Company and/or any of its subsidiaries if requested in writing to do so by the Company on the termination of his employment. If the Employee does not do so on being requested to do so, the Company is hereby irrevocably authorized to appoint a person in his name to sign and deliver any required letter(s) of resignation to the Company.

8.7    Entire Agreement. This Agreement, along with the Confidentiality Agreement, constitutes the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with the Confidentiality Agreement, is intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with the Confidentiality Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements. For the avoidance of doubt, the terms of the Confidentiality Agreement do not prevent the Employee from communicating directly with a government agency regarding any potential or pending investigation, either during or after my employment with the Company.

8.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the day and year first above written.

LYDALL, INC.

By:	October 14, 2019 Chad A. McDaniel Date Senior Vice President, General Counsel and Chief Administrative Officer
  October 14, 2019
Robert Junker        Date

Exhibit 10.50

EXHIBIT A

Confidentiality, Invention and Non-Compete Agreement

In consideration of my employment by Lydall, Inc., or employment or future employment with an affiliate to whom I am transferred (collectively, the “Company”), the compensation and other benefits to be received by me from the Company, I agree that:

1.    Definitions
The term “Confidential Information” as used in this Agreement includes all business information and records which relate to the Company or to parties working with the Company under a confidentiality agreement, and which are not known to the public generally, including, but not limited to, technical notebook records, technical reports, patent applications, machine equipment, computer software, models, process and product designs including any drawings and descriptions, unwritten knowledge and “know-how”, operating instructions, training manuals, production and development processes, production or other schedules, customer lists, customer buying records, product sales records, sales requests, territory listings, market surveys, plans including marketing plans and long-range plans, salary information, contracts, supplier lists, product costs, policy statements, policy procedures, policy manuals, flowcharts, computer printouts, program listings, reproductions and correspondence.

The term “Invention” as used in this Agreement includes any discovery, improvement, design or idea, patentable, copywriteable or otherwise, which relates to any activity or business in which the Company is engaged or any process, equipment, material, product or method (including computer software) in which the Company has any direct or indirect interest.

2.    Inventions
I will disclose promptly to the Company any Invention conceived, developed or perfected by me, either alone or jointly with another or others, while I am an employee, whether or not such conception, development or perfection occurs during the hours of my employment.

I grant to the Company without further compensation, all my right, title and interest in and to any such Invention for the sole use and benefit of the Company, together with all U.S. and foreign patents, trademarks or copyrights that may at any time be granted, and all reissues, renewals and extensions of such patents, trademarks or copyrights. At the request and expense of the Company, I will at any time do what the Company reasonably believes to be necessary to assist the Company to vest full right and title to each such Invention in the Company, enable the Company to obtain and maintain full right and title in any country, prosecute applications for and secure patents (including their reissue, renewal and extension), trademarks, copyrights and any other form of protection for each such Invention, and prosecute or defend any interference or opposition which may be declared involving any such application or patent and any litigation in which the Company may be involved concerning any such Invention. This will include preparing, executing and delivering any written document, drawings, flowcharts, or computer printouts. The provisions of this section will continue after I stop working for the Company and shall be binding on my executors, administrators and assigns, unless waived in writing by the Company.

3.    Confidential Information
I have not disclosed and will not disclose to the Company, and I will not use, in the discharge of my duties as an employee of the Company, any trade secret or confidential information belonging to a former employer or other person and which has been classified by the former employer or other person as a trade secret or confidential information. The limitation set forth in this section shall not apply to matters which (a) are or become public knowledge, (b) were previously known to the Company, (c) are subsequently received by the Company from a third party, or (d) are independently derived by the Company.

I will not, directly or indirectly, during or at any time after the period of my employment by the Company, use for myself or others, or disclose to others, any Confidential Information, no matter how such information becomes known to me, unless I first obtain the Company’s written consent.

When I leave the Company’s employ, or at any other time upon request by the Company, I will promptly deliver to the Company all documents and records, including but not limited to those listed under the definition of Confidential Information, which are in my possession or under my control and which pertain to the Company, any of its activities or any of my activities while in the course of my employment and all copies thereof. I will not retain or deliver to any others copies of these documents or records.

For the avoidance of doubt, I understand that the terms of the Confidentiality Agreement do not prevent me from communicating directly with a government agency regarding any potential or pending investigation, either during or after my employment with the Company.

THE FOLLOWING SECTION 4 ONLY RELATES TO SALARIED EXEMPT AND NON-EXEMPT EMPLOYEES

4.    Non-Competition
I acknowledge and agree that the Company’s business competes upon a worldwide basis, and that the degree of competition in that business is high. I recognize that the Company may assign me to duties in a geographic area or specific market. I agree that, unless I first obtain the Company’s written consent, I will not during my employment with the Company and for a period of two (2) years following the termination of my employment (provided, however, that if I am employed by the Company for less than two (2) years, the post-employment period to which this section applies shall be the greater of six (6) months or the length of my employment in any capacity), directly or indirectly or through others, individually, or as a member, officer, director, employee, agent, or investor of any partnership or entity (except ownership of not more than one percent (1%) of the outstanding publicly traded stock of any company):

(i)
participate in the ownership, management, operation or control of, or work for (as an employee, consultant or independent contractor) or have any material financial interest in, any business competitive with the Company in (a) any market in which the company for which I have worked in the two (2) preceding years has sold or attempted to sell any of its product in the two (2) years preceding my termination or (b) if the Company has assigned me to duties in a geographic area, within two hundred fifty (250) miles of any such geographic area in which I have worked in the two (2) years preceding my termination,

(ii)	induce or encourage any employee of the Company to terminate his or her employment with the Company, or

(iii)
solicit, induce or encourage any person, business or entity which is a supplier of, a purchaser from, or a contracting party with, the Company to terminate any written or oral agreement, order or understanding with the Company or to conduct business in a way that results in an adverse impact to the Company.

I further understand and agree that the remedy at law for any breach or threatened breach of my agreement not to compete contained in this section would be inadequate and that any breach or attempted breach would result in irreparable damage to the Company, the monetary amount of which would be impossible to ascertain. Thus, I agree that in the event of any breach or threatened breach of my agreement not to compete, in addition to all other available legal or equitable remedies, the Company may obtain injunctive relief to remedy damage caused by such breach or threatened breach, and that the Company shall be entitled to recover from me its costs and expenses, including reasonable attorney fees, incurred in remedying such breach or threatened breach.

5.    General Terms
I represent and agree that I have and will assume no obligations to others inconsistent with any of my obligations to the Company under this Agreement. I represent and agree that the performance of my duties and obligations as an employee of the Company does not, and shall not, breach any agreement that obligates me to refrain from competing, directly or indirectly, with the business of any other party.

In consideration of my employment, I agree to conform to the policies of the Company. I understand that my employment is for an indefinite period and can be terminated at any time, with or without cause or prior notice by either the Company or me, and will remain so unless a written agreement for a specific term is entered into and executed by me and the Company’s CEO. No other representations or agreements have been made regarding the term or termination of my employment. I understand that no employee of the Company other than its CEO has the authority to enter into any agreement, commitment or guarantees binding on the Company regarding my employment and then only by a signed, written document.

This Agreement, which is ancillary to any other agreement I may have with the Company, (a) is intended as the complete and exclusive statement of my agreement with the Company with respect to its subject matter, (b) shall be binding upon my heirs, executors and administrators, (c) shall be assignable by the Company to its successors; (d) shall not be modified unless in writing and signed by me and the Company, (e) shall be governed by and construed in accordance with the law of the State of Connecticut, the Company's home office state, and (f) if any part of this Agreement is found invalid by any court, the remainder shall be valid and enforceable in law and equity.

Lydall, Inc.

Employee Name:		By:
Date:	October 14, 2019	Title:	October 14, 2019

EXHIBIT B

TERMINATION, VOLUNTARY RELEASE AND WAIVER OF RIGHTS AGREEMENT

I, Robert Junker, unqualifiedly accept and agree to the relinquishment of my title, responsibilities and obligations as an employee of Lydall, Inc. and/or its subsidiaries (together "the Company"), and concurrently and unconditionally agree to sever my relationship as an employee of the Company, in consideration for the voluntary payment to me by the Company of the separation benefits set forth in Section __ of the Agreement dated as of October __, 2019 by and between me and the Company (the "Severance Agreement"), which is made a part hereof.

1.    In exchange for this consideration, which I understand that the Company is not otherwise obligated to provide to me, I voluntarily agree to waive and forego any and all claims, rights, interests, covenants, contracts, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys' fees or other expenses, accounts, judgments, fines, fees, losses and liabilities, of any kind, nature or description, in law, equity or otherwise (collectively, "Claims") that I may have against the Company and to release the Company and their respective affiliates, subsidiaries, officers, directors, employees, representatives, agents, successors and assigns (hereinafter collectively referred to as "Releasees") from any obligations any of them may owe to me, accepting the aforestated consideration as full settlement of any monies or obligations owed to me by Releasees that may have arisen at any time prior to the date of my execution of this Termination, Voluntary Release and Waiver of Rights Agreement (the "Agreement"), except as specifically provided below in the following paragraph number 2.

2.    I do not waive, nor has the Company asked me to waive, any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law. I do not waive, nor has the Company asked me to waive, any vested benefits that I may have or that I may have derived from the course of my employment with the Company. I understand that such vested benefits will be subject to and administered in accordance with the established and usual terms governing same. I do not waive any rights which may in the future, after the execution of this Agreement, arise exclusively from a substantial breach by the Company of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

3.    Except as set forth in paragraph 2, I do fully, irrevocably and forever waive, relinquish and agree to forego any and all Claims whatsoever, whether known or unknown, that I may have or may hereafter have against the Releasees or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to my employment with the Company and the cessation thereof and all matters arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended, or under any other laws, ordinances, Employee orders, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Connecticut or any other applicable county or municipal ordinance.

4.    As a material inducement to the Company to enter into this Agreement, I, the undersigned, recognize that I may have been privy to certain confidential, proprietary and trade secret information of the Company which, if known to third parties, could be used in a manner that would reduce the value of the Company for its shareholders. In order to reduce the risk of that happening, I, the undersigned, agree that for a period of two (2) years after termination of employment, I, the undersigned, will not, directly or indirectly, assist, or be part of or have any involvement in, any effort to acquire control of the Company through the acquisition of its stock or substantially all of its assets, without the prior consent of the Board of Directors of the Company. This provision shall not prevent the undersigned from owning up to not more than one percent (1%) of the outstanding publicly traded stock of any company.

5.    I further acknowledge pursuant to the Older Worker's Benefit Protection Act (29 U.S.C. § 626(f)), I expressly agree that the following statements are true:

a.    The payment of the consideration described in Section __ of the Severance Agreement is in addition to the standard employee benefits and anything else of value which the Company owes me in connection with my employment with the Company or the separation of employment.

b.    I have [twenty-one days] days from [date of receipt] to consider and sign this agreement. If I choose to sign this Agreement before the end of the [twenty-one] day period, that decision is completely voluntary and has not been forced on me by the Company.

c.    I will have seven (7) days after signing the Agreement in which to revoke it, and the Agreement will not become effective or enforceable until the end of those seven (7) days.

d.    I am now being advised in writing to consult an attorney before signing this Agreement.

I acknowledge that I have been given sufficient time to freely consult with an attorney or counselor of my own choosing and that I knowingly and voluntarily execute this Agreement, after bargaining over the terms hereof, with knowledge of the consequences made clear, and with the genuine intent to release claims without threats, duress, or coercion on the part of the Company. I do so understanding and acknowledging the significance of such waiver.

6.    Further, in view of the above-referenced consideration voluntarily provided to me by the Company, after due deliberation, I agree to waive any right to further litigation or claim against any or all of the Releasees except as specifically provided in paragraph number 2 above. I hereby agree to indemnify and hold harmless the Releasees and their respective agents or representatives from and against any and all losses, costs, damages or expenses, including, without limitation, attorney’s fees incurred by said parties, or any of them, arising out of any breach of this Agreement by me or by any person acting on my behalf, or the fact that any representation made herein by the undersigned was false when made.

7.    As a material inducement to the Company to enter into this Agreement, I, the undersigned, understand and agree that if I should fail to comply with the conditions hereof or to carry out the agreement set forth herein, all amounts previously paid under this Agreement shall be immediately forfeited to the Company and that the right or claim to further payments and/or benefits hereunder would likewise be forfeited.

8.    As a further material inducement to the Company to enter into this Agreement, the undersigned provides as follows:

First. I represent that I have not filed any complaints or charges against the Company, or any of the Releasees relating to the relinquishment of my former titles and responsibilities at the Company or the terms of my employment with the Company and that if any agency or court assumes jurisdiction of any complaint or charge against the Company or any of the Releasees on behalf of me concerning my employment with the Company, I understand and agrees that I have, by my knowing and willing execution of this Agreement waived my rights to any form of recovery or relief against the Company, or any of the Releasees, including but not limited to, attorney's fees. Provided, however, that this provision shall not preclude the undersigned from pursuing appropriate legal relief against the Company for redress of a substantial breach of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

Second. I acknowledge and understand that the consideration for this release shall not be in any way construed as an admission by the Company or any of the Releasees of any improper acts or any improper employment decisions, and that the Company, specifically disclaims any liability on the part of itself, the Releasees, and their respective agents, employees, representatives, successors or assigns in this regard.

Third. I acknowledge and agree that this Agreement shall be binding upon me, upon the Company, and upon our respective administrators, representatives, Employees, successors, heirs and assigns and shall inure to the benefit of said parties and each of them.

Fourth. I represent, understand and agree that this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, except for the confidentiality and non-competition agreement previously executed by me, the terms of which retain their full force and effect, and which are in no way limited or curtailed by this Agreement. (A copy of that agreement is attached to the Agreement as Exhibit A and is made a part hereof.)

Fifth. Modification. This Agreement may not be altered or changed except by an agreement in writing that has been properly executed by the party against whom any waiver, change, modification or discharge is sought.

Sixth. Severability. All provisions and terms of this Agreement are severable. The invalidity or unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions and such other provisions shall be enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted. Notwithstanding the foregoing, the language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

Seventh. No Disparagement. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power, I agree and promise that I will not make any oral or written statements or reveal any information to any person, company, or agency which is disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, or which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers, suppliers or vendors whether present or in the future.

Eighth. Confidentiality. The Company and the undersigned agree to refrain from disclosing to third parties and to keep strictly confidential all details of this Agreement and any and all information relating to its negotiation, except as necessary to each party's accountants or attorneys.

Ninth.    Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by the Company and all further payment obligations of the Company will cease, if: (a) the undersigned is terminated for "Cause" prior to the undersigned's separation date; or (b) facts are discovered after the undersigned's separation date that would have supported a termination for "Cause" had such facts been discovered prior to the undersigned's separation date.

AFFIRMATION OF RELEASOR

I, Robert Junker, warrant that I am competent to execute this Termination, Voluntary Release and Waiver of Rights Agreement and that I accept full responsibility thereof.

I, Robert Junker, warrant that I have had the opportunity to consult with an attorney of my choosing with respect to this matter and the consequences of my executing this Termination, Voluntary Release and Waiver of Rights Agreement.

I, Robert Junker, have read this Termination, Voluntary Release and Waiver of Rights Agreement carefully and I fully understand its terms. I execute this document voluntarily with full and complete knowledge of its significance.

Executed this day of , 20__, at .

NAME

STATE OF      )
)    SS:
COUNTY OF      )

Subscribed and sworn to before me, a Notary Public in and for said County and State, this day of , 20__, under the pains and penalties of perjury.

,
Notary Public
My Commission Expires:
County of Residence: